UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2019

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 7, 2019, XOMA Corporation (“XOMA”), through its wholly-owned subsidiary, XOMA (US) LLC (the “Company”), entered into a Royalty Purchase Agreement (the “Royalty Purchase Agreement”) with Aronora, Inc., a private research and development company headquartered in Portland, Oregon (“Aronora”). Pursuant to the terms of the Royalty Purchase Agreement, the Company, subject to certain customary closing conditions, will purchase from Aronora the rights to potential royalty payments and a portion of the potential milestone payments associated with five hematology drug products in development: three anti-thrombotic candidates subject to Aronora’s collaboration with Bayer Pharma AG (“Bayer”), one of which is subject to an option by Bayer (the “Bayer Licensed Products”) and two additional early clinical hematology candidates (the “non-Bayer Licensed Products,” together with the Bayer Licensed Products, the “Products”).

Under the terms of the Royalty Purchase Agreement, the Company will make an initial $6 million payment to Aronora at the closing of the transaction (the “Closing Amount”) subject to the fulfillment of certain pre-closing conditions contained in the Royalty Purchase Agreement. The transaction is expected to close no later than the 3rd Quarter of 2019, and the Royalty Purchase Agreement will terminate if all pre-closing conditions are not fulfilled within ninety days and the parties do not extend the Royalty Purchase Agreement prior thereto. The Company is required to make an additional $1,000,000 payment (up to a total of $3 million) for each of the three Bayer Licensed Products that are active as of September 1, 2019.

The Company will receive, on average, low single-digit royalties on future sales of the Bayer Licensed Products (net of certain royalties payable to third parties) and 10% of all future developmental, regulatory and sales milestones related to the Bayer Licensed Products payable after the closing of the transaction excluding the payment of any milestone associated with Bayer exercising its option on one of the Bayer Licensed Products. In addition, the Company will purchase from Aronora the right to receive low single digit royalties on potential sales of the non-Bayer Licensed Products and 10% of all future payments, including upfront payments, option payments and developmental, regulatory and sales milestone payments on potential future sales of the non-Bayer Licensed Products. The above percentages will be reduced to 5% upon the Company’s receipt of two times the total cumulative amount of consideration paid by the Company to Aronora.

Pursuant to the Royalty Purchase Agreement, if the Company receives over $250 million in cumulative royalties on net sales per Product, the Company will be required to pay associated tiered milestones payments to Aronora in an aggregate amount of up to $85 million per Product.

The Royalty Purchase Agreement contains customary representations, warranties, covenants and indemnities. The Royalty Purchase Agreement will terminate six (6) months following receipt by the Company of all royalty payments to which it is entitled thereunder. Aronora can terminate the Royalty Purchase Agreement if the Company fails to make payments thereunder in a timely fashion (after the expiration of any applicable cure period).

The foregoing description of the Royalty Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Royalty Purchase Agreement, which will be filed as an exhibit to a future XOMA periodic report under the Securities Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: April 8, 2019	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer, Secretary